AMENDMENT NO. 1 TO OPTION AGREEMENT

THIS AMENDMENT NO. 1 (the "Amendment") is made and entered into as of September 5, 2025, by and between:

THUNDER MOUNTAIN GOLD INC., 11770 W. President Drive, Ste. F, Boise, Idaho 83713 ("THMG")

and

MFD Investment Holdings SA, c/o Badertscher Rechtsanwälte AG, Grafenauweg 6, 6302, Zug, Switzerland ("MFD")

each a "Party" and collectively the "Parties."

WHEREAS:

A. THMG and MFD are parties to the Option Agreement dated 17th of January 2025 (the "Option Agreement"), pursuant to which MFD may earn an interest in the South Mountain Project (the "Project") on the terms and conditions set forth therein;

B. The Parties desire to amend the Option Agreement to extend certain timelines and incorporate additional terms relating to small-scale production rights, revenue sharing, expenditure approvals, and the overall life-of-mine (LoM) parameters, all on the terms and conditions set forth in this Amendment; and

C. The Parties desire that all other terms and provisions of the Agreement remain in full force and effect except as expressly modified herein.

NOW THEREFORE THIS AMENDMENT TO OPTION AGREEMENT WITNESSETH THAT, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1. INTERPRETATION

1.1 Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Option Agreement.

1.2 For purposes of this Amendment:

a) "Economic Ore" means ore from the Project capable of being mined and processed profitably under prevailing market conditions, applying mutually agreed cut-off grades, metallurgical recoveries, and processing assumptions.

b) "Life of Mine" or "LoM" means the ten (10) year period commencing on the date commercial small-scale production is first achieved under this Amendment, unless earlier terminated pursuant to the Agreement as amended.

c) "Net Proceeds (Small-Scale Production)" means gross proceeds actually received from the sale of ore, concentrate, or other mineral products produced under Section 6(c) (as added herein), less (without duplication) third-party royalties payable on production, smelting/refining/treatment and assaying charges, transportation and insurance to point of sale, sales/withholding/value-added taxes on such sale (excluding income taxes), and marketing fees actually incurred and paid to unaffiliated third parties.

d) "Payback Threshold" means an aggregate amount equal to one and one-half (1.5×) of MFD's Total Qualifying Investment.

e) "Project Area" means the same geographic scope as "the Project," being the South Mountain Project lands covered by the Option Agreement. The Parties may further define "Project Area" explicitly in the Definitive Agreement to avoid any ambiguity.

f) "Small-Scale Production" means production activities authorized under new Section 6(c) (as added herein).

g) "Total Qualifying Investment" means all Expenditures and other mutually approved capitalized costs incurred by MFD under the Agreement and this Amendment that are expressly designated in writing by the Parties as qualifying toward Payback Threshold (including, without limitation, agreed exploration, permitting, development, mine rehabilitation, site infrastructure, and production start-up costs).

1.3 Amended "Expenditures": The definition of "Expenditures" in Section 1 is amended to clarify that, for the avoidance of doubt, Expenditures may include exploration, permitting, development, mine rehabilitation, site infrastructure, and production start-up activities, to the extent jointly approved in writing by the Parties.

2. EXTENSION OF TIMELINE

2.1 Section 6(a) Date Extension.

Section 6(a) of the Agreement is amended by replacing "October 31st 2025" with "October 31st 2026".

2.2 General Savings (Other Fixed Dates).

To the extent any other fixed calendar dates appear in Section 6 of the Agreement for earn-in or related milestones, each such date is hereby extended by one (1) year on the same terms and conditions. This Section 2.2 is intended as a clarifying extension and shall not be construed to introduce new milestones where none exist.

3. SMALL-SCALE PRODUCTION RIGHTS; LOM/VOLUME CAP

3.1 New Section 6(c) - Small-Scale Production.

The Agreement is amended to add the following Section 6(c):

6(c) Small-Scale Production.

Subject to obtaining and maintaining all required permits and approvals, and subject to the Operator's (as defined in the Agreement) coordination of activities to avoid material interference with ongoing exploration and development, MFD shall have the right, during the Option Period, to undertake Small-Scale Production within the Project Area.

For clarity, the ten (10) year Life of Mine period shall commence only once Small-Scale Production achieves at least eighty percent (80%) of the agreed nameplate capacity, excluding permitting and construction time. The Small-Scale Production right shall end at the earlier of (i) ten (10) years from such commencement, or (ii) cumulative extraction of 1,500,000 metric tonnes, at which point this Amendment expires and the Project reverts to the Option Agreement, with MFD holding ten percent (10%) of SMMI and a net smelter return royalty of 0.5%.

3.2 New Section 6(d) - LoM/Volume Limitation.

The Agreement is amended to add the following Section 6(d):

6(d) LoM/Volume Limitation. Small-Scale Production shall be limited to the earlier of: (i) a ten (10) year Life of Mine based on current resources; or (ii) cumulative extraction of 1,500,000 metric tonnes of Economic Ore.

3.3 Operator; Coordination.

THMG remains the Operator under the Agreement unless otherwise agreed in writing or modified under a future joint venture agreement. The Operator will schedule and coordinate activities to ensure compliance with permits and to mitigate conflicts between exploration, development, and Small-Scale Production.

4. REVENUE ALLOCATION FOR SMALL-SCALE PRODUCTION

4.1 New Section 6(e) - Allocation of Net Proceeds.

The Agreement is amended to add the following Section 6(e):

6(e) Allocation of Net Proceeds (Small-Scale Production).

Net Proceeds (Small-Scale Production) shall be allocated as follows:

i. Eighty percent (80%) to MFD and twenty percent (20%) to THMG until MFD has achieved the Payback Threshold; and thereafter

ii. Fifty percent (50%) to MFD and fifty percent (50%) to THMG for the remainder of the LoM or until the volume limit in Section 6(d) is reached, whichever is earlier.

For clarity, Net Proceeds may be negative in certain periods where deductions exceed revenues. Nothing in this Amendment obligates either Party to fund negative balances. The treatment of such negative balances, including any carry-forward mechanism, shall be further defined in the Definitive Agreement.

4.2 No Change to Third-Party Royalties. Nothing in this Amendment alters any third-party royalty obligations disclosed in the Agreement and its schedules, which continue to be borne in accordance with the Agreement.

5. JOINT DISCRETION OVER EXPENDITURES; BUDGETS

5.1 Communal Discretion.

The Parties reaffirm that Expenditures and other material Project costs during the Option Period shall be subject to mutual written approval, including any annual budgets and any material changes thereto.

5.2 Documentation.

The Operator shall maintain books and records as required by the Agreement. Upon reasonable notice, the non-Operator may review supporting documentation in accordance with the Agreement.

6. PERMITTING; COOPERATION

6.1 Permitting Support.

The Parties shall cooperate in good faith to obtain and maintain permits, licenses, authorizations, and approvals necessary for Small-Scale Production. THMG, as Operator, will lead regulatory engagement, with MFD providing reasonable technical, financial, and administrative support as mutually agreed.

7. SUCCESSORS; CONTINUITY

7.1 Binding Effect.

This Amendment shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

7.2 Continuity on Transfer.

If THMG or its relevant subsidiary sells, farms-out, options, or otherwise transfers any interest in the Project, THMG shall ensure that any acquirer or JV counterparty assumes the obligations in this Amendment that run with the Project interest conveyed, such that MFD's rights under Sections 3-5 of this Amendment continue in full force (or are replaced with substantially equivalent rights and benefits).

8. JV PATH; NO WAIVER OF EXISTING RIGHTS

8.1 JV.

The Agreement's provisions regarding joint venture formation and operation remain in effect and are not waived or modified except as expressly set forth herein.

8.2 No Waiver; Conflicts.

Except as expressly amended by this Amendment, all terms of the Agreement remain unmodified and in full force and effect. In the event of a conflict between this Amendment and the Agreement, the terms of this Amendment shall control with respect to the subject matter hereof.

9. MISCELLANEOUS

9.1 Governing Law; Counterparts.

This Amendment is governed by the same governing law as the Agreement and may be executed in counterparts (including electronically), each deemed an original and all together one and the same instrument.

9.2 Further Assurances.

Each Party shall execute and deliver such further documents and take such further actions as may be reasonably necessary to give effect to this Amendment.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 as of the Amendment Effective Date.

MFD INVESTMENT HOLDINGS SA

Per:	Per:
/s/ Antonio Maragakis	/s/ Ionna Iosifina Pantazidou
Antonios Maragakis	Ioanna Iosifina Pantazidou
CEO & BoD Member	BoD Chairperson

THUNDER MOUNTAIN GOLD INC.

Per:

/s/  Eric T. Jones

___________________________________

Eric T. Jones - President and Chief Executive

Thunder Mountain Gold Inc.